AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 29, 1999

                           Registration No. 333-______

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                               -------------------

                                  TALK.COM INC.
                          FORMERLY, TEL-SAVE.COM, INC.
             (Exact name of registrant as specified in its charter)

                  DELAWARE                               23-28277736
(State or other jurisdiction of incorporation   (I.R.S. Employee Identification
                or organization)                           Number)

                           12020 SUNRISE VALLEY DRIVE
                             RESTON, VIRGINIA 22091
                                 (703) 391-7500

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              ALOYSIUS T. LAWN, IV
                          GENERAL COUNSEL AND SECRETARY
                                  TALK.COM INC.
                        6805 ROUTE 202 NEW HOPE, PA 18938
                                 (215) 862-1500

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (as defined below), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


 TITLE OF EACH           AMOUNT TO          PROPOSED         AMOUNT OF
   CLASS OF                 BE               MAXIMUM        REGISTRATION
SECURITIES TO BE        REGISTERED(1)       AGGREGATE           FEE
                                            OFFERING
                                            PRICE(2)
----------------        -------------       ---------       --------------
common stock, $0.01        344,338        $3,723,154.63       $ 1,035.04
par value per share

(1) This Registration Statement covers a total of 344,338 shares. See note 2.

(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(o) under the Securities Act of 1933 based on the average of the high and low prices of the common stock on the Nasdaq National Market on July 22, 1999.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

                     SUBJECT TO COMPLETION DATED JULY 29, 1999


                                  TALK.COM INC.
                          FORMERLY, TEL-SAVE.COM, INC.

                                   PROSPECTUS


                         344,338 SHARES OF COMMON STOCK

The selling shareholders listed below under the caption "Selling Shareholders" may use this prospectus to offer and sell from time to time an aggregate of up to 344,338 shares of our common stock.


Our common stock is quoted on the Nasdaq National Market and traded under the symbol "TALK."

SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN OUR COMMON STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                    The date of this Prospectus is ___, 1999

                                  RISK FACTORS

Before you invest in the shares of common stock offered in this prospectus, you should carefully consider the following factors and other information contained in our current and future reports and in this prospectus before deciding to invest in our shares.

A MAJORITY OF OUR SALES ARE CURRENTLY GENERATED BY CUSTOMERS WHO SIGNED UP TO OUR SERVICE WHILE SUBSCRIBING TO AMERICA ONLINE, INC. OUR BUSINESS CURRENTLY DEPENDS SIGNIFICANTLY ON OUR AGREEMENTS WITH AOL. ANY SIGNIFICANT REDUCTION IN THE NUMBER OF AOL SUBSCRIBERS ACQUIRING OUR SERVICE COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS OR OUR REVENUES AND PROFITABILITY.

     At the beginning of 1997, we entered into an innovative telecommunications marketing agreement with AOL, and launched a major initiative for marketing and selling our telecommunication services online to AOL subscribers over the AOL service. We believe that our business currently depends to a material extent upon our agreements and relationship with AOL. We believe that the results of our agreement with AOL will have a material effect on our business, financial condition and results of operations. We cannot assure you that our arrangement with AOL will be profitable for us on a quarter-to-quarter basis or that our current experience with our AOL long distance business is a fair indication of the future results of our AOL relationship.

     Our agreement with AOL gives us the exclusive right to market long distance and wireless telephone service over AOL until June 2003. However, AOL may allow others to market long distance telephone and wireless services to AOL subscribers after June 2000 if AOL forgoes the fixed quarterly payments that we are otherwise obligated to pay AOL. We currently cannot predict the impact on our AOL business if AOL elects to terminate our exclusivity period early.

OUR SPENDING ON MARKETING MAY NOT BE ENOUGH TO ATTRACT AND RETAIN ADDITIONAL CUSTOMERS.

     We have spent substantial amounts of money marketing our AOL service offerings, and under the amended AOL agreement will continue to do so. We can provide no assurance that these expenditures are enough to attract substantial additional customers to our service, or that any new subscribers will remain our customers long enough to recoup the costs of attracting these additional customers.

ACTIONS BY LOCAL TELEPHONE COMPANIES HAVE HAMPERED AND MAY IN THE FUTURE CONTINUE TO HAMPER OUR ABILITY TO SWITCH NEW CUSTOMERS QUICKLY TO OUR SERVICE. INABILITY TO SWITCH NEW CUSTOMERS QUICKLY TO OUR LONG DISTANCE SERVICE MAKES IT MORE DIFFICULT FOR US TO SIGN UP NEW CUSTOMERS.

     The success of our online telecommunications sales and marketing business depends in part on our ability to establish telephone service promptly after receiving an order. Restrictions on marketing telecommunications services are becoming stricter in the wake of widespread consumer complaints throughout the industry about the unauthorized conversion of a customer's preselected telecommunications carrier. Federal and state legislation and rulings by the Federal Communications Commission have made the transfer of new customers to new long distance service more difficult. In addition, many local exchange carriers have offered their customers programs that require customers seeking to change long distance carriers to contact the local carrier directly instead of having the long distance carrier contact the local carrier on the customer's behalf. Many local carriers have imposed burdensome requirements on customers seeking to lift these programs and change long distance carriers, which makes it difficult for customers to switch to our long distance service.

     Although these programs and other restrictions were perhaps designed to avoid unauthorized transfers of telephone service, by requiring the customer to directly contact his or her local phone company to change long distance carriers, they have the effect, we believe, of interfering with a customer's choice to switch service to a better priced product, such as our AOL long distance service. This requirement deprives new customers of the ability to take full advantage of our online services, which allows a customer to sign-up and authorize a change to our long distance service entirely online through our innovative online customer care and billing systems. Although the FCC is engaged in rule-making proceedings that could modify the rules governing the offering, implementing and lifting of these programs, we can provide no assurance that those rules will be adopted, or that if adopted, any new rules would effectively limit the harmful effects of these programs.

IF WE ARE UNABLE TO MAINTAIN THE COMPLEX SYSTEMS REQUIRED TO SUPPORT OUR ONLINE OPERATIONS, WE COULD LOSE EXISTING LONG DISTANCE CUSTOMERS AND WE MAY BE UNABLE TO EXPAND OUR CUSTOMER BASE AS MUCH AS WE HAD PLANNED.

     The success of our plans to increase and retain our customer base through a focus on online transactions depends on our ability to develop and maintain complex systems to support our online sign-up and billing services. We have developed, and will seek to continue to develop and to improve, our systems for customer care and billing services, including online sign-up, call detail and billing reports and credit card payment. We will be required to find, employ and retain skilled programmers to develop and maintain these complex systems. Unanticipated delays or difficulties in developing these systems or in hiring personnel could materially adversely affect our online business, including our AOL telecommunications business.

     THE SIGNIFICANT GROWTH OF OUR BUSINESS HAS IN THE PAST AND MAY CONTINUE TO PUT SIGNIFICANT STRAIN ON OUR RESOURCES.

     Although we cannot assure you that our business will continue to grow at a rapid pace, continued growth of our current business will continue to place significant demands on our management and on our operational, financial and other resources. Moreover, much of our management, including the new Chief Executive Officer, recently joined us. We must also continue to improve our operations, management, financial and information systems and controls and to expand, train and manage our employee base, including in the areas of customer service support, finance, marketing and administration. Our ability successfully to improve in these areas depends, among other things, on our ability to pay for significant investments of resources. We must also manage, attract and retain qualified personnel, the competition for whom is intense.

IF WE ARE UNABLE TO COMPETE SUCCESSFULLY IN THE LONG DISTANCE MARKET GENERALLY, OR IN THE ONLINE LONG DISTANCE MARKET IN PARTICULAR, OUR SALES COULD DECLINE.

     The long distance telecommunications industry is highly competitive. Major participants in the industry regularly introduce new services and marketing activities. Changes in the regulation of the telecommunications industry may affect our competitive position, as may consolidation and alliances across geographic regions and across industry segments. Competition in the long distance business is based upon pricing, customer service, billing services and perceived quality. We compete against numerous long distance carriers that offer essentially the same services as we do. Several of our competitors are substantially larger and have greater financial, technical and marketing resources than we do.

     Our success will depend upon our continued ability to provide high quality, high value services at prices generally competitive with, or lower than, those charged by our competitors. Our competitors' reduction of the long distance prices they charge may have a material adverse impact on our profitability. We also from time to time consider providing telecommunications services we have not previously provided. If we offer these new services, we would face the same competitive pressures that affect our existing services.

CUSTOMER ATTRITION MAY AFFECT OUR FINANCIAL PERFORMANCE.

     Purchasers of our long distance services are not obligated to purchase any minimum amount of our services, and can stop using our service at any time and without penalty. Our customers may not continue to buy their long distance telephone service through us or through independent carriers and marketing companies that purchase services from us. If a significant portion of our customers were to decide to purchase long distance service from other long distance service providers, we may not be able to replace them. A high level of customer attrition is common in the long distance industry, and our financial results are affected by this attrition. Attrition is attributable to a variety of factors, including our termination of customers for nonpayment and the initiatives of existing and new competitors who, to attract new customers, may

     o  implement national advertising campaigns,

     o  utilize telemarketing programs, and

     o  provide cash payments and other forms of incentives.

INCREASED REGULATION OF TELEMARKETING MAY HINDER OUR ABILITY TO OBTAIN NEW CUSTOMERS AND MAY EXPOSE US TO CERTAIN LIABILITIES.

     Both federal and state officials are tightening and increasing enforcement of the rules that govern direct marketing, including the telemarketing of telecommunications services. They are also increasing the enforcement of the requirements imposed on long distance carriers seeking to acquire customers through telemarketing. Customer complaints of unauthorized conversion are widespread in the long distance industry and are beginning to occur with respect to newly competitive local services. We have discontinued our internal telemarketing operations, which may reduce our exposure to related customer complaints and federal, state or local enforcement actions. However, government officials have made inquiries with respect to the marketing of our services and could hold us accountable under applicable laws for the direct marketing activities of third parties carried out for our benefit. Our prior telemarketing and other marketing efforts, our ongoing support of our customer/partitions, and telemarketing and other marketing done in connection with our online marketing agreements also raise the risk of enforcement actions against us.

WE USE MARKETING COMPANIES, CALLED PARTITIONS, TO SELL SOME OF OUR SERVICES. THE ACTIVITIES OF THESE COMPANIES MAY EXPOSE US TO ADDITIONAL LIABILITIES.

     Historically, we marketed a significant portion of our services through independent carriers and marketing companies who purchase services from us, which generally have entered into non-exclusive agreements with us. Most of these agreements do not contain any minimum use or revenue commitments by those carriers and companies. If we were to lose access to services on the third party networks or billing services that we use or if we were to have difficulties with our proprietary network, our agreements and relationships with those carriers and companies would suffer, and our results would suffer.

     Provisions in our agreements with those carriers and companies require them to comply with state and federal statutes and regulations, including those regulating telemarketing. Because they are independent carriers and marketing companies, however, we cannot control their activities. We also cannot predict the extent of their compliance with applicable regulations. State and Federal regulatory authorities have, in the past, tried to hold us liable for activities those carriers and companies and have subjected us to increased regulatory review. Increased regulatory review could affect possible future acquisitions of new business from new independent carriers, marketing companies or other resellers.

WE MUST CONTINUE TO KEEP PACE WITH TECHNOLOGICAL CHANGES IN OUR INDUSTRY IN ORDER TO SUCCEED.

     The telecommunications industry is characterized by:

     o  rapid technological change,

     o  frequent new service introductions, and

     o  evolving industry standards.

     Our inability to anticipate these changes and to respond quickly by offering services that meet or compete with these evolving standards could negatively affect our chances for success. There can be no assurance that we will have sufficient resources to make the necessary investments or to introduce new services that would satisfy an expanded range of partition and customer needs.

ESTABLISHING, DEPLOYING AND RELYING ON OUR OWN NETWORK, CALLED "ONE BETTER NET", INCREASES THE LIKELIHOOD THAT WE COULD INCUR LOSSES OR FACE OTHER DIFFICULTIES IF SERVICE WAS INTERRUPTED OR OUR EQUIPMENT DAMAGED.

     We provide services over our One Better Net network, using our own switches, to approximately 80% of the lines using our long distance services. Operation as a switch-based provider subjects us to risk of significant interruption in our ability to provide services if our facilities such as switching equipment or connections to transmission facilities were damaged by fire or other natural disaster. To the extent that we are principally responsible for providing our customers with telecommunications services, interruption or failure to provide these services may subject us to claims from customers who are damaged as a result of an interruption or failure. Interruptions or other difficulties in operating One Better Net could have a material adverse effect on our financial condition and results of operations.

WE RELY ON THIRD-PARTY CARRIERS TO SUPPORT THE SERVICES WE OFFER. IF ANY OF THESE THIRD PARTIES FAIL OR REFUSE TO CARRY OUR CALLS, OR IF THEY INCREASE THE PRICES THEY CHARGE US, IT COULD HAVE A NEGATIVE EFFECT ON OUR FINANCIAL CONDITION.

     We obtain services from various long distance and local carriers of telecommunications services for our One Better Net network services and our reselling operations. If these carriers fail to provide service, our customers would still hold us responsible. We may also not be able to obtain competitive or satisfactory rates.

     If carriers:

     o  choose not to enter into agreements with us,

     o  terminate existing contracts with us,

     o  reduce the level or type of telecommunication services they offer, or

     o refuse to negotiate cost reductions to meet competitive prices, it could have a material adverse effect on our financial condition and results of operations.

THE TERMS OF SOME OF OUR AGREEMENTS WITH OTHER PARTIES MAY AFFECT OUR CASH POSITION AND OUR ABILITY TO RAISE CAPITAL.

     When AOL acquired 4,121,372 shares of our common stock for cash and the surrender of a portion of its warrant rights in January 1999, we agreed to reimburse AOL for losses that it might suffer if it sold the stock during the 16-month period beginning June 1, 1999 for less than it paid us for the stock. The maximum amount we might have to pay under this agreement for such stock sales is approximately $54 million, but the actual amount will depend on the prices at which AOL sells the stock. We also agreed that when the long distance exclusivity period under our marketing agreement with AOL ends AOL could require us to buy back the warrants to purchase our common stock that AOL holds. The maximum amount that we might have to pay for the AOL warrants is $36.3 million, which we can pay with shares of our stock. Under circumstances described in our investment agreement with AOL, we may have the right to pay a portion of this amount with a promissory note. To secure these obligations to AOL, we have pledged all the assets of Talk.com Inc., including the stock of its subsidiaries, including our principal operating company, Tel-Save, Inc., and agreed to fund an escrow account of up to $35 million from 50% of the proceeds of most of our future debt financings over $50 million.

     In addition, one of the agreements we entered into in connection with Mr. Borislow's departure as one of our officers and directors requires us to get his consent to sell our common stock in all circumstances except for sales on exercise of employee options and our stock purchase rights if we use the sale proceeds to repurchase our common stock from Mr. Borislow and two trusts that are maintained for the benefit of his minor children. The agreement also requires us to use 40% of the proceeds from our public and private sales of our debt securities, except for borrowings from a commercial bank or financial institution, to buy back our convertible notes from Mr. Borislow and the two trusts. These rights that Mr. Borislow and the trusts have will end if Mr. Borislow beneficially owns less than 2% of our outstanding common stock.

     The exercise by AOL of its rights to sell our stock and require us to pay the difference could have a significant effect on our cash position and could hinder our ability to fund our operations as we might otherwise have done had they not exercised. In addition, the existence of these AOL rights and the rights of Mr. Borislow and the two trusts could hamper our ability to raise additional capital.

WE HAVE NO ESTABLISHED CASH DIVIDEND POLICY AND CANNOT ASSURE THE AMOUNT OR FREQUENCY OF FUTURE DIVIDENDS.

     We have no established dividend policy. We have never paid cash dividends and we do not anticipate paying any cash dividends in the foreseeable future.

WE HAVE AN AUTHORIZED CLASS OF SHARES, AND THERE ARE PROVISIONS IN OUR BYLAWS AND CHARTER, THAT COULD DETER ANOTHER PARTY FROM GAINING CONTROL OF US AND PAYING OUR SHAREHOLDERS A PREMIUM FOR THEIR SHARES. ALSO, OUR CURRENT RELIANCE ON THE AOL BUSINESS MAY DETER SOME POTENTIAL ACQUIRORS.

     We have an authorized class of 5,000,000 shares of preferred stock that may be issued by our board of directors. Our board has the right to authorize the issuance of this stock and could set the terms, rights, preferences and designations in such a way that could delay, deter or prevent another party from obtaining control of us. Provisions of the Delaware General Corporation Law and our bylaws, as well as our charter, which divides our board of directors into three classes, each of which is elected for staggered three-year terms, could also delay or prevent a change of control. These anti-takeover provisions may deter a third party from acquiring us or attempting to acquire us, which might preclude our shareholders from receiving a premium for their shares over the then-current market value. Also, the current significance of our AOL business to us and AOL's right to choose to terminate our AOL agreement if an AOL competitor acquires us may deter some parties from acquiring or attempting to acquire us.

THERE ARE CERTAIN PERSONS WHO OWN LARGE NUMBERS OF SHARES OF OUR COMMON STOCK. IF THEY SOLD ALL OR SOME OF THESE SHARES, IT COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

     Future sales of substantial amounts of our common stock could adversely affect the market price of our common stock. America Online, Inc. beneficially owns 6,843,356 shares of our common stock, including 2,721,984 shares that they can acquire by exercise of our warrants that they hold. Our agreements with AOL permit them to sell these shares, if they elect to do so, at any time after May 31, 1999. Mr. Paul Rosenberg last reported that he beneficially owned 5,759,984 shares of our common stock. Mr. Daniel Borislow, our former Chairman of the Board and Chief Executive Officer, beneficially owns 2,546,561 shares of our common stock. In addition, trusts for the benefit of Mr. Borislow's minor children own 2,240,886 shares of our common stock. We have agreed to register the sale of shares by each of these persons. A decision by any of these persons to sell all or a significant percentage of its shares could adversely affect the market price of our common stock.

     As of May 25, 1999 our officers and directors beneficially owned 5,775,043 shares, including 3,174,200 shares that they could acquire on exercise of outstanding stock options and 215,050 shares that they could acquire on the exercise of stockholder purchase rights. In addition, as of such date, there were 3,850,100 shares reserved for issuance upon the conversion of our outstanding 4-1/2% Convertible Subordinated Notes due 2002 and our 5% Convertible Subordinated Notes due 2004. Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, may adversely affect the market price of our common stock.

OUR OPERATIONS MIGHT BE DISRUPTED BY THE "YEAR 2000" PROBLEM.

     We use equipment and other devices susceptible to the Year 2000 problem. If we experience such a problem with our internal computer-based systems or if the computer-based systems on which we depend that are operated by others were to malfunction, we might not be able to:

     o  continue to provide telecommunications services,

     o  sign up new customers or

     o  bill existing customers for services.

     These failures, if they occur, would have a material adverse effect on our business and financial condition. However, because of the complexity of the issues and the number of parties involved whose actions could affect us and the fact that many of the issues are outside our control, it is difficult for us to predict the nature or likelihood of such effects.

     We depend on computer systems operated by third parties, such as local exchange carriers, long-distance carriers from whom we purchase services, AOL and other vendors. Other parties whose ability to deal with Year 2000 issues could affect us include our partitions and the credit and debit card companies through which most of our and AOL's customers are billed. We are generally not in a position to require that these other companies assure us as to their continued provision of services or that they will take the actions necessary to assure that they will be ready for the Year 2000. Accordingly, while none of these other companies have told us that they do not expect to be ready for Year 2000 issues, we do not believe we can project the likelihood of their abilities to provide uninterrupted services to us. Even though we have contracts with a number of long distance service providers to support our One Better Net network, the failure of any of the significant suppliers to provide uninterrupted service to us would likely have a material adverse effect on our business and results of operations and financial condition.

                           FORWARD-LOOKING STATEMENTS

     Some of the information in this prospectus or incorporated by reference may contain forward-looking statements, including statements under the captions "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual and quarterly reports. Those statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue," or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in this prospectus. The risk factors and other factors noted in this prospectus or in the reports incorporated by reference could cause our actual results to differ materially from those contained in any forward-looking statement. We undertake no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from shares offered in this prospectus.

                              PLAN OF DISTRIBUTION

     This prospectus covers shares being offered on behalf of the selling shareholders listed below or their respective pledgees, donees, transferees or other successors in interest. We will not receive any proceeds from this offering. The selling shareholders listed below may offer the shares from time to time in the open market, on the Nasdaq National Market, in privately negotiated transactions, or in a combination of those methods, at market prices that prevail at the time of sale or at privately negotiated prices. The selling shareholders may sell these shares through one or more brokers or dealers or directly to purchasers. These broker-dealers may receive compensation in the form of commissions, discounts or concessions from the selling shareholders and/or purchasers of the shares for whom those broker-dealers may act as agent, or to whom they may sell as principal, or both. Compensation as to a particular broker-dealer may exceed customary commissions.

     The selling shareholders listed below and any broker-dealers who act in connection with the sale of the shares under this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions they receive and proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act. Under Exchange Act rules and regulations, no distribution participant or its affiliated purchasers (as defined in Regulation M adopted under the Exchange Act) may simultaneously engage in market making activities with respect to those shares for a restricted period beginning on the day proxy solicitation or offering materials are first disseminated to security holders and ending upon the completion of the distribution, except under certain limited circumstances. The selling shareholders listed below, their affiliated purchasers and any other person participating in that distribution will be subject to certain provisions of the Exchange Act and related rules and regulations. These provisions prohibit, except under certain limited circumstances, the purchase and sale of any of the shares by the selling shareholders, their affiliated purchasers and any other person participating in such distribution during the restricted period described above. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market making activities with respect to the shares.

     We have agreed to pay all of the expenses incident to the registration, offering and sale of these shares to the public other than commissions or discounts of underwriters, broker-dealers or agents. We have agreed to indemnify the selling shareholders listed below against certain liabilities, including certain liabilities under the Securities Act.

     From time to time, the selling shareholders listed below may pledge, hypothecate or grant a security interest in some or all of the shares they own. In the event of a foreclosure or event of default in connection with those pledges, the shares may be transferred to the persons to whom the shares were pledged. If a transfer of that type occurs, the transferees will be deemed to have the rights of the selling shareholders listed below under this plan of distribution. At the same time, the selling shareholders listed below will beneficially own fewer shares. The plan of distribution for the selling shareholders listed below' shares will otherwise remain unchanged.

                              SELLING SHAREHOLDERS


     This prospectus relates to the possible offer for sale of up to 344,338 shares of our common stock by the selling shareholders listed below. Donaldson, Lufkin & Jenrette acquired 214,338 shares upon the conversion of convertible notes issued by us. Michael Ferzacca acquired 130,000 shares in connection with his employment as our Executive Vice President, Sales, in January 1999.


     The following table provides certain information with respect to the shares held by each of the selling shareholders as of the date of this prospectus. The shares registered under the registration statement of which this prospectus is a part may be offered from time to time by the selling shareholders listed below. However, such selling shareholders are under no obligation to sell all or any portion of such shares, nor are the selling shareholders obligated to sell any such shares immediately under this prospectus. We will not receive any proceeds from any sales of shares by the selling shareholders. All information with respect to share ownership has been furnished by the selling shareholders.

 NAME AND ADDRESS                 NUMBER OF        NUMBER OF         NUMBER OF
                                   SHARES           SHARES          SHARES HELD
                                BENEFICIALLY      REGISTERED      AFTER OFFERING
                                    OWNED           HEREIN              (1)
----------------------------    ------------      ----------      --------------
Donaldson, Lufkin & Jenrette       214,338          214,338              0
277 Park Avenue, 11th Floor
New York, NY 10172

Michael Ferzacca                   130,000          130,000              0
c/o Talk.com Inc.
6805 Route 202
New Hope, PA 18938


(1) Assumes all of the shares offered by this prospectus are sold.

                                  LEGAL MATTERS

     Aloysius T. Lawn, IV, our General Counsel and Secretary, has rendered an opinion to the effect that the shares of our common stock offered by this prospectus are duly authorized, legally issued, fully paid and non-assessable. Mr. Lawn owns 153,650 shares of our common stock, holds vested options to purchase an additional 50,000 shares at a price of $5.75 per share, rights to purchase 10,183 shares at $17.00 per share, and unvested options to purchase 210,000 shares at $9.875 per share.

                                     EXPERTS

     Our consolidated financial statements and schedule incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports incorporated in this prospectus by reference, and are incorporated in this prospectus in reliance upon those reports given upon the authority of BDO Seidman, LLP as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. The SEC allows us to incorporate by reference the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (File No. 0-26728) we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     a. our annual report on Form 10-K for the year ended December 31, 1998 and amendments to our annual report, filed with the SEC on April 9, 1999 and April 30, 1999;


     b.   our current report on Form 8-K, dated January 20, 1999;


     c. our quarterly report on Form 10-Q for the quarter ended March 31, 1999; and


     d. the description of our capital stock contained in our registration statement on Form 8-A, dated September 8, 1995.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                                    Aloysius T. Lawn, IV
                                    General Counsel and Secretary
                                    Talk.com Inc.
                                    6805 Route 202 New Hope, PA 18938
                                    (215) 862-1500

     Our principal executive offices are located at 12020 Sunrise Valley Drive, Reston, Virginia 22091, and our telephone number is (703) 391-7500.

     This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide information other than that provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

344,338 SHARES OF COMMON STOCK


PROSPECTUS
________, [1999]

                                TABLE OF CONTENTS

Risk Factors............................................................   2
Use of Proceeds.........................................................   10
Plan of Distribution....................................................   10
Selling Shareholders....................................................   11
Legal Matters...........................................................   11
Experts.................................................................   11
Where You Can Find More Information.....................................   12

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         SEC registration fee.................................     $  1,035
         Legal fees and expenses..............................       15,000
         Accounting fees and expenses.........................        5,000
         Printing.............................................        2,000
              Total...........................................      $23,035
                                                                   =========

ITEM 15.  INDEMNIFICATION OF DIRECTOR AND OFFICERS.

     The Delaware General Corporation Law provides, in substance, that Delaware corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions or suits by or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees and agents, against expenses (including attorneys' fees) and, in the case of actions, suits or proceedings brought by third parties, against judgment, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceeding.

     The Company's Bylaws also provide for indemnification to the fullest extent permitted by the Delaware General Corporation Law. Reference is made to the Company's Bylaws.

     As permitted by the Delaware General Corporation Law, the Company's Bylaws eliminate the personal liability of its directors to the Company and its stockholders, in certain circumstances, for monetary damages arising from a breach of the director's duty of care. Additionally, the Company has entered into indemnification agreements with some of its directors and officers. These agreements provide for indemnification to the fullest extent permitted by law and, in certain respects, may provide greater protection than that specifically provided for by provide indemnification for, among other things, conduct which is adjudged to be fraud, deliberate dishonesty or willful misconduct.

     The Company has purchased an insurance policy that purports to insure the officers and directors against certain liabilities incurred by them in the discharge of their functions as officers and directors.

ITEM 16. EXHIBITS.

EXHIBIT NO.                        DESCRIPTION
----------                         -----------

   5.1               Opinion of Aloysius T. Lawn, IV.

  23.1               Consent of Independent Certified Accountants.

  23.2 Consent of Aloysius T. Lawn, IV (included as part of Exhibit 5.1).

  24.1 Power of Attorney (included as part of the signature page).

ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (2) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrar pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (3) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


         (4) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


             (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

             (d) The undersigned hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, any information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in any form of prospectus filed by the registrant pursuant to Rule 242(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Solebury, Commonwealth of Pennsylvania, on July 29, 1999.


                                                  TALK.COM INC.

                                                 By:   /s/ Gabriel Battista
                                                       --------------------
                                                       Gabriel Battista
                                                       Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gabriel Battista and Aloysius T. Lawn, IV, and each of them each with full power to act without the other, his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any or all further amendments or supplements (including post-effective amendments) to this Form S-3 Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intent and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below:


SIGNATURE                          TITLE                              DATE
---------                          -----                              ----

/s/ Gabriel Battista   Chairman of the Board of Directors, Chief   July 29, 1999
---------------------  Executive Officer, President and Director
Gabriel Battista       (Principal Executive Officer)

SIGNATURE                          TITLE                              DATE
---------                          -----                              ----

/s/ George P. Farley   Chief Financial Officer and Director
---------------------  (Principal Financial Officer)               July 29, 1999
George P. Farley

/s/ Kevin R. Kelly     Controller (Principal Accounting Officer)   July 29, 1999
---------------------
Kevin R. Kelly

/s/ Harold First       Director                                    July 29, 1999
---------------------
Harold First

/s/ Ronald R. Thoma    Director                                    July 29, 1999
---------------------
Ronald R. Thoma